February 25, 2010

Heartland Group, Inc.
789 North Water Street
Suite 500
Milwaukee, Wisconsin  53202

Ladies and Gentlemen:

We hereby consent to the incorporation of our opinion regarding the legality of the shares of Heartland Group, Inc. into the Post-Effective Amendment to Heartland Group’s Registration Statement to which this consent letter is attached as an Exhibit.  Our legal opinion appeared as an Exhibit to Post-Effective Amendment No. 53 to Heartland Group’s Registration Statement on Form N-1A (1933 Act Registration No. 333-11371), which was filed with the Securities and Exchange Commission on April 24, 2008. We hereby consent to the references to our firm in the Prospectus and Statement of Additional Information constituting parts of the Registration Statement.

Very truly yours,

/s/  Quarles & Brady LLP

QUARLES & BRADY LLP

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440213.20107